UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013

BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    Brooks Automation, Inc. (“Brooks” or the “Company”) appointed Lindon G. Robertson, age 51, as the Company's Executive Vice President and Chief Financial Officer, effective October 1, 2013.

Prior to joining Brooks, from July 2011 to September 2013, Mr. Robertson served as the vice president and chief financial officer of Graftech International Ltd., a publicly traded manufacturer of carbon and graphite products for industrial applications. Prior to that, he spent 27 years at IBM Corporation in various senior financial management positions, including CFO of IBM's global hardware business and CFO of IBM's Japan and China operations.

Brooks and Mr. Robertson entered into an offer letter (the “Offer Letter”) on September 5, 2013. The Offer Letter provides that Mr. Robertson will receive a base salary of $425,000 and is eligible to participate in the Company's performance-based variable compensation program. Mr. Robertson's achievement of his target corporate and individual performance goals will result in a payment of 100% of his base salary, with potential payouts ranging from 0% to 150% of his base salary based upon actual performance.

Subject to approval by the Company's Board of Directors, Mr. Robertson will receive a grant of 60,000 restricted stock units that will vest in one-third increments on each of the first three anniversaries of his employment start date. In addition, and also subject to approval by the Company's Board of Directors, Mr. Robertson will receive a grant of restricted stock units under the Company's executive equity incentive plan for fiscal year 2014 (the “FY2014 EIP”) having a value of at least $650,000 based on the Company's stock price at the time of grant, which grant shall consist of units with both time-based and performance-based vesting requirements. The FY2014 EIP is expected to be established after the completion of fiscal year 2013 and will contain such terms and conditions as are approved by the Company's Board of Directors.

Mr. Robertson will be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company. In addition, the Company will pay Mr. Robertson a relocation benefit up to the maximum amount of $100,000, subject to potential repayment in whole or in part should his employment conclude within two years.

Under the terms of the Offer Letter, if Mr. Robertson's employment is terminated by Brooks without cause, then Brooks will pay him the unpaid portion of his then current base salary earned through the termination date, any earned but unpaid management bonus for the completed fiscal year immediately preceding termination of his employment, and salary continuation payments for a period of 12 months following his termination. During the severance period, Mr. Robertson will also be eligible to continue his participation in the Company's medical, dental and vision plans, and the Company will continue to pay the employer portion of the costs of such plans. “Cause” is defined to mean (i) Mr. Robertson's willful failure to perform, or serious negligence in the performance of, his duties and responsibilities for the Company or any of its subsidiaries that remains uncured, or continues, beyond the fifteenth (15th) day following the date on which the Company gives him notice specifying in reasonable detail the nature of the failure or negligence; (ii) fraud, embezzlement or other dishonesty with respect to the Company or any of its subsidiaries or customers; (iii) conviction of, or a plea of guilty or nolo contendere with respect to, a felony or to any crime (whether or not a felony) that involves moral turpitude; or (iv) breach of fiduciary duty or violation of any covenant of confidentiality, assignment of rights to intellectual property, non-competition or non-solicitation of customers or employees.

A copy of the press release announcing Mr. Robertson's appointment is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits
99.1 Press release issued on September 12, 2013 by Brooks Automation, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason W. Joseph
Date: September 12, 2013	Jason W. Joseph Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
99.1	Press release issued on September 12, 2013 by Brooks Automation, Inc.

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